Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), is entered into effective as of the 1st day of September, 2017, by and among GT Biopharma, Inc., a Delaware corporation (“GT Biopharma”), GT Biopharma Merger, Co., a Delaware corporation and a wholly-owned subsidiary of GT Biopharma (the “GT Biopharma Subsidiary”) and Georgetown Translational Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Kathleen Clarence-Smith, Mark J. Silverman, and Richard P. Dulik who are the holders of all of the issued and outstanding capital stock of the Company (the “Shareholders”).

WHEREAS, GT Biopharma, through the GT Biopharma Subsidiary, desires to acquire all of the shares of capital stock of the Company (the “Company Shares”) owned by the Shareholders on the terms and conditions set forth in this Agreement;

WHEREAS, the parties intend to effectuate the aforementioned acquisition of Company Shares by merging the GT Biopharma Subsidiary with and into the Company (the “Merger”) pursuant to the terms and conditions set forth in this Agreement with the Company being the surviving corporation (the “Surviving Corporation”) in the Merger; and

WHEREAS, the Company and the Shareholders deem it advisable and in their best interests to effect the Merger contemplated by this Agreement.

In consideration of the mutual covenants contained herein, GT Biopharma, GT Biopharma Subsidiary, the Company and the Shareholders hereby agree as follows:

ARTICLE 1 TERMS OF THE MERGER

1.1 Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions of this Agreement, the GT Biopharma Subsidiary shall merge with and into the Company in accordance with the Delaware General Corporation Law (the “Delaware Law”). At the Effective Time, the separate existence of the GT Biopharma Subsidiary shall cease and the Company shall be the surviving corporation in the Merger. The parties shall execute a Certificate of Merger, substantially in the form attached hereto as Exhibit A (“Certificate of Merger”) and such other documents necessary to comply in all respects with the requirements of the Delaware Law and with the provisions of this Agreement.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, the Merger shall become effective at the time of the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the applicable provisions of the Delaware Law or at such later time as may be specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time,” and the date on which the Effective Time occurs is herein referred to as the “Closing Date.” The closing of the Merger (the “Closing”) and the filing of the Certificate of Merger shall occur as soon as practicable after:

1.2.1 Execution of this Agreement;

1.2.2 Satisfaction of all conditions to closing set forth in Article 4, “Conditions Precedent to Obligations of GT Biopharma and GT Biopharma Subsidiary,” and Article 5, “Conditions Precedent to the Obligations of the Company and the Shareholders”; and

1.2.3 Receipt by GT Biopharma of any required approvals under the Delaware Law and any other applicable corporate law and any other required regulatory approvals.

1.3 Closing. The Closing Date shall be the date of this Agreement. Any extension of the Closing Date may be made only with the written consent of GT Biopharma, the Company and the Shareholders.

1.4 Merger Consideration; Conversion of Shares. The total consideration to be paid to the Shareholders in connection with the Merger (the “Total Merger Consideration”) shall be the issuance of 33% of the issued and outstanding shares of common stock of GT Biopharma, on a fully diluted basis after giving effect to the consummation of the Merger, the Financing and the exchange or conversion of GT Biopharma Convertible Securities into GT Biopharma shares of common stock (the “GT Biopharma Shares”), to the Shareholders on the Closing Date.

1.5 Exchange of Convertible Securities. Prior to the Closing, each outstanding note, debenture or other security convertible into or exercisable for GT Biopharma shares of common stock (the “GT Biopharma Convertible Securities”) shall be exchanged for or converted into GT Biopharma shares of common stock.

1.6  Shareholder’s Rights upon Merger. Upon consummation of the Merger, the Shareholders shall cease to have any rights with respect to the certificates which theretofore represented shares of Company Shares (the “Certificates”), and, subject to applicable law and this Agreement, shall only have the right to receive their pro rata share of the Total Merger Consideration, based on the Shareholders’ relative ownership of the Company Shares.

1.7 Surrender and Exchange of Shares; Payment of Merger Consideration. In connection with the Closing, upon receipt of notice from the Company and GT Biopharma of the Effective Time, the Shareholders shall surrender and deliver the Certificates to GT Biopharma duly endorsed in blank. As soon as reasonably practicable following the later to occur of the Effective Time or such surrender and delivery, GT Biopharma will deliver to the Shareholders certificates representing their GT Biopharma Shares. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence only the right to receive the Total Merger Consideration set forth herein.

1.8 Certificate of Incorporation. At and after the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

1.9 Bylaws. At and after the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation (subject to any amendment specified in the Plan of Merger and any subsequent amendment).

1.10 Name. At and after the Effective Time, the name of GT Biopharma shall be GT Biopharma, Inc.

1.11 Board of Directors; Appointment of Kathleen Clarence-Smith. Effective as of and after the Effective Time, the board of directors of GT Biopharma shall consist of Anthony Cataldo, Steven Weldon, and Kathleen Clarence-Smith.

1.12 Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Law.

1.13 Split of GT Biopharma Shares. Prior to the Closing Date, GT Biopharma will reverse split its issued and outstanding shares on a one for three hundred basis (the “GT Biopharma Stock Split”) so that GT Biopharma shares issued and outstanding immediately prior to the Effective Time shall equal 33,857,206 calculated on a Fully Diluted Basis. For the purposes of this Agreement, the term “Fully Diluted Basis” shall include all issued and outstanding shares of capital stock of GT Biopharma and all shares of capital stock issuable upon conversion of all GT Biopharma Convertible Securities.

1.14 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

1.15 Tax-Free Reorganization. The parties intend that the Merger qualify as a tax- free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

1.16 Financial Statements and Income Tax Returns. The parties contemplate that the Surviving Corporation, as a subsidiary of GT Biopharma’s consolidated group, will include its financial results in GT Biopharma’s consolidated financial statements covering the periods after joining GT Biopharma’s consolidated group.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

Except as disclosed on the schedules to be delivered by the Company and the Shareholders to GT Biopharma and the GT Biopharma Subsidiary on the Closing Date, attached hereto as Exhibit B (the “Company Disclosure Schedule”), which Company Disclosure Schedule is incorporated into and should be considered an integral part of this Agreement, the Company represents and warrants to GT Biopharma and the GT Biopharma Subsidiary as follows as to all Sections in this Article 2, except for Sections 2.1 (Validity of Agreement), 2.3 (Title), 2.4 (Exclusive Dealing), 2.15 (Intellectual Property), 2.16 (No Default), 2.17 (Litigation), 2.18 (Finders), 2.25 (Insurance Coverage), 2.29 (Indebtedness) and 2.31 (Investment Intent), which Sections are representations and warranties of the Shareholders and/or the Company, as the case may be. Any representation and warranty made by any Shareholder in this Article 2 shall be made solely with respect to such Shareholder and not with respect to the Company or any other Shareholder.

2.1 Validity of Agreement. This Agreement is valid and binding upon each Shareholder and the Company and neither the execution nor delivery of this Agreement by such parties nor the performance by such parties of any of their covenants or obligations hereunder will constitute a material default under any contract, agreement or obligation to which any of them is a party or by which they or any of their respective properties are bound. This Agreement is enforceable severally against the Company and each Shareholder in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.

2.2 Organization and Good Standing. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to carry on its business as now conducted and to own or lease and operate the properties and assets now owned or leased and operated by it. The Company is duly qualified to transact business in the District of Columbia and in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify, except for jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter.

2.3 Title. Each Shareholder has full right and title to the Company Shares that such Shareholder owns and to be exchanged, free and clear of all liens, encumbrances, pledge, restrictions and claims of every kind (“Encumbrances”) and such Company Shares constitute all the Company Shares which such Shareholder, directly or indirectly, own or have any right to acquire. Each Shareholder has the legal right, power and authority to enter into this Agreement and will have the right to sell, assign, transfer and convey the Company Shares owned by such Shareholder pursuant to this Agreement and deliver to GT Biopharma valid title to such Company Shares pursuant to the provisions of this Agreement, free and clear of all Encumbrances. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase or sale of any Company Shares owned by such Shareholder.

2.4 Exclusive Dealing. No Shareholder is engaged in any discussions or negotiations for the purchase or sale of any Company Shares owned by such Shareholder, except for those discussions with GT Biopharma which are embodied in this Agreement.

2.5 Capitalization. The authorized capital stock of the Company consists of 5,000 shares of common stock, of which 1,015 shares are issued and outstanding. The Company Shares constitute the only outstanding shares of the capital stock of the Company of any nature whatsoever, voting and non-voting. The Company Shares are validly issued, fully paid and non- assessable and are subject to no restrictions on transfer, except those imposed by the applicable federal and state securities laws. All Company Shares are certificated, and the Company has not executed and delivered certificates for Company Shares in excess of the number of Company Shares set forth in this Section 2.5. Except as set forth in the Company Disclosure Schedule, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the Company, whether issued, unissued or held in its treasury. There are no treasury shares.

2.6 Subsidiaries. The Company does not have any subsidiaries. The Company does not own five percent (5%) or more of the securities having voting power of any corporation (or would own such securities in such amount upon the closing of any existing purchase obligations for securities).

2.7 Ownership and Authority. The execution, delivery and performance of this Agreement by the Company has been duly authorized by its Board of Directors and all other required corporate approvals have been obtained. The execution, delivery and performance of this Agreement by the Company will not result in the violation or breach of any term or provision of charter instruments applicable to the Company or constitute a material default under any material indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which the Company or any of its properties is bound and will not cause the creation of an Encumbrance on any properties owned by or leased to or by the Company.

2.8 Liabilities and Obligations. The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) secured by an Encumbrance on any of its assets.

2.9 Monthly Expenditure Statements. The monthly expenditures for the Company for the years ending December 31, 2015, December 31, 2016 and June 30, 2017, attached to Section 2.9 of the Company Disclosure Schedule (collectively the “Company Monthly Expenditure Statements”) fairly present the monthly expenditures of the Company as of the dates thereof and for the periods indicated. There has not been any change between June 30, 2017 and the date of this Agreement which has had a material adverse effect on the financial position or results of operations of the Company. Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liabilities or obligations, contingent or otherwise.

2.10 [Reserved].

2.11 Taxes. The Company has filed all federal, state, local or foreign tax returns, tax reports or forms that the Company was required to file since its inception. No taxes are due to any federal, state, local or foreign tax authority. The Company is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company
(i) has not been a member of an affiliated group filing a consolidated federal income tax return,
(ii) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, and (iii) has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

2.12 Title to Properties and Assets. The Company presently owns or leases real property from which it conducts its business and owns or leases certain personal property. The Company has good and marketable title to all real and personal property reflected on its books and records as owned by it or otherwise required or used in the operation of its business, free and clear of all security interests or Encumbrance of any nature, except as set forth in Section 2.12 of the Company Disclosure Schedule. Also set forth in Section 2.12 of the Company Disclosure Schedule is a list of property leased by the Company. Any security interests or Encumbrance shall be discharged in full on or before the Closing Date and evidenced by UCC Releases delivered by the Company on the Closing Date. Such improved real property or tangible personal property is in good operating condition and repair, and suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, ordinary wear and tear and ordinary repair, maintenance and periodic replacement.

2.13 Accounts Receivable/Payable. Except as set forth in Section 2.13 of the Company Disclosure Schedule, since December 31, 2016, the Company has no accounts receivable, accounts payable, unbilled invoices and other debts. Except as set forth in Section
2.13 of the Company Disclosure Schedule, there have been no material adverse changes since December 31, 2016, in any accounts receivable or other debts due the Company or the allowances with respect thereto or accounts payable of the Company.

2.14 Material Documents. Set forth in Section 2.14 of the Company Disclosure Schedule is a complete list of all material documents to which the Company is a party. All such documents listed in Section 2.14 of the Company Disclosure Schedule are valid and enforceable and copies of such material documents (or, with the consent of GT Biopharma, forms thereof) as have been requested by GT Biopharma have been provided to GT Biopharma. Except as disclosed in Section 2.14 of the Company Disclosure Schedule, neither the Company nor any of the other parties thereto, is or will be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by the Company after the Closing Date as it was immediately prior thereto.

2.15 Intellectual Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company has no interest in and owns no domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of its business (collectively, the “Intellectual Property”). No Intellectual Property, other than as set forth on Section 2.15 of the Company Disclosure Schedule, is required or used in the operation of the business of the Company. There are no pending or, to the knowledge of the Company and the Shareholders, threatened claims of infringement upon the rights to the Intellectual Property or any intellectual property rights of others.

2.16 No Default. Neither the Company nor any Shareholder is in material default under any provision of any contract, commitment, or agreement respecting the Company or its assets to which the Company or such Shareholder is or are parties or by which they are bound.

2.17 Litigation. There are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against the Company which relate to and could have a material adverse effect on the properties, business, assets or financial condition of the Company or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of such Shareholder or the Company to perform their respective obligations under this Agreement or to carry out the transactions contemplated by this Agreement or otherwise affecting the Shares.

2.18 Finders. Neither the Company nor any Shareholder owes any fees or commissions, or other compensation or payments to any broker, finder, financial consultant, or similar person claiming to have been employed or retained by or on behalf of the Company or such Shareholder in connection with this Agreement or the transactions contemplated hereby.

2.19 Employees. Section 2.19 of the Company Disclosure Schedule sets forth the name and current monthly salary and any accrued benefit for each employee of the Company. Except as set forth in Section 2.19 of the Company Disclosure Schedule, the Company has no written employment agreements with any of its employees and it does not currently use the services of nor has it at any time engaged any independent contractor.

2.20 Absence of Pension Liability. The Company has no liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees. The consummation of the transactions contemplated by this Agreement will not entitle any employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee. Except as described in Section 2.20 of the Company Disclosure Schedule, the Company does not presently have nor has it ever had any employee benefit plans and has no announced plan or legally binding commitment to create any employee benefit plans.

2.21 Compliance With Laws. The Company has conducted and is continuing to conduct its business in compliance with, and is in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on the Company or its results of operations. Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause an Encumbrance on any property used, owned or leased by the Company to be created thereunder. To the knowledge of the Company, there are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 2.21 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

2.22 Filings. The Company has made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

2.23 Certain Activities. The Company has not, directly or indirectly, engaged in or been a party to any of the following activities:

2.23.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

2.23.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

2.23.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

2.23.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

2.23.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

2.23.6 Paying or reimbursing (including gifts) personnel of the Company for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 2.23.1 through 2.23.5 above;

2.23.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

2.23.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

2.24 Employment Relations. The Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving the Company; no labor representation question exists respecting the employees of the Company; no grievance which might have an adverse effect upon the Company or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by the Company; and the Company has not experienced any material labor difficulty during the last three (3) years.

2.25 Insurance Coverage. The Company has heretofore delivered copies of the policies of fire, liability, workers' compensation or other forms of insurance of the Company.

The Company has complied with the terms and provisions of such policies including, without limitation, all riders and amendments thereto. The Company has met required collateral and premium for coverages in force. In the reasonable judgment of the Company and each Shareholder, such insurance is adequate and the Company will keep all current insurance policies in effect through the Closing.

2.26 Certificate of Incorporation and Bylaws. The Company has heretofore delivered to GT Biopharma true, accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company, together with all amendments to each of the same as of the date hereof.

2.27 Corporate Minutes. The minute books of the Company provided to GT Biopharma at the Closing are the correct and only such minute books and do and will contain, in all material respects, complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of its shareholders, Board of Directors and committees thereof through the Closing Date. The stock records of the Company delivered to GT Biopharma at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of the Company. The Company does not have any of its records or information recorded, stored, maintained or held off the premises of the Company.

2.28 Default on Indebtedness. The Company is not in default under any evidence of indebtedness for borrowed money.

2.29 Indebtedness. Neither any Shareholder nor any corporation or entity with which such Shareholder affiliated are indebted to the Company, and the Company has no indebtedness or liability to such Shareholder or any corporation or entity with which such Shareholder is affiliated.

2.30 Governmental Approvals. Except for filing of the Certificate of Merger with the Delaware Secretary of State and as set forth in Section 2.30 of the Company Disclosure Schedule, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by any Shareholder or the Company.

2.31 Investment Intent. Each Shareholder is taking the GT Biopharma Shares for such Shareholder’s own account and for investment, with no present intention of dividing such Shareholder’s interest with others or of reselling or otherwise disposing of all or any portion of the GT Biopharma Shares to be issued to such Shareholder other than pursuant to available exemptions under applicable securities laws. Each Shareholder does not intend to sell the GT Biopharma Shares to be issued to such Shareholder, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. Each Shareholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the GT Biopharma Shares to be issued to such

Shareholder. Each Shareholder is not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the GT Biopharma Shares to be issued to such Shareholder. Each Shareholder possesses the experience in business in which GT Biopharma is involved necessary to make an informed decision to acquire the GT Biopharma Shares and such Shareholder has the financial means to bear the economic risk of the investment in the GT Biopharma Shares as of the Closing Date. Each Shareholder has had the opportunity to be represented by legal counsel and to consult with financial advisors to the extent such Shareholder deemed necessary. Each Shareholder has received and read the Disclosure Statement of GT Biopharma including its financial statements, SEC Reports, as defined in Section 3.6, “Securities Filings; Financial Statements,” and any additional information such Shareholder has requested. Each Shareholder has had the opportunity to ask questions of the directors and officers of GT Biopharma concerning GT Biopharma.

2.32 Licenses, Permits and Required Consents. The Company has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits (“Authorizations”) materially necessary to the conduct of its business as currently conducted or proposed to be conducted. A list of such Authorizations is set forth in Section 2.32 of the Company Disclosure Schedule attached hereto, true, correct and complete copies of which have previously been delivered to GT Biopharma. All Authorizations relating to the business of the Company are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

2.33 Completeness of Representations and Schedules; Delivery Via Upload to Dataroom. The Company Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement. The Company’s obligation to deliver or make available any agreement or document to GT Biopharma under this Agreement shall have been satisfied if such agreement or document has been uploaded in an electronic data room to which GT Biopharma has access.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GT BIOPHARMA AND THE GT BIOPHARMA SUBSIDIARY

Except as disclosed in the schedules to be delivered by GT Biopharma and the GT Biopharma Subsidiary on the Closing Date, attached hereto as Exhibit C (the “GT Biopharma Disclosure Schedule”), which GT Biopharma Disclosure Schedule is incorporated into and should be considered an integral part of this Agreement, GT Biopharma and the GT Biopharma Subsidiary represent and warrant to the Company and the Shareholders as set forth in this Article 3.

3.1 Organization and Good Standing.

3.1.1 GT Biopharma is a corporation duly organized and existing in good standing under the laws of the State of Delaware. GT Biopharma has full corporate power and authority to carry on its business as now conducted. GT Biopharma is duly qualified to transact business in the State of Delaware and in all states and jurisdictions in which the business or ownership of the GT Biopharma Subsidiary’s properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

3.1.2 The GT Biopharma Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The GT Biopharma Subsidiary has full corporate power and authority to carry on its business as now conducted. GT Biopharma Subsidiary is duly qualified to transact business in the State of Delaware and in all states and jurisdictions in which the business or ownership of the GT Biopharma Subsidiary’s properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

3.2 Finders. No agent, broker, person or firm acting on behalf of GT Biopharma or the GT Biopharma Subsidiary is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties to this Agreement, or from any person controlling, controlled by or under common control with any of the parties to this Agreement, in connection with any of the transactions contemplated in this Agreement.

3.3 Authority and Consent. The execution, delivery and performance of this Agreement by GT Biopharma and the GT Biopharma Subsidiary have been duly authorized by their respective Board of Directors. This Agreement is valid and binding upon GT Biopharma and the GT Biopharma Subsidiary, and is enforceable against GT Biopharma and the GT Biopharma Subsidiary in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally. GT Biopharma and the GT Biopharma Subsidiary have read and understand this Agreement, have consulted legal and accounting representatives to the extent deemed necessary and have the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party, except shareholder approval.

3.4 Validity of Agreement. Neither the execution nor the delivery of this Agreement by GT Biopharma and the GT Biopharma Subsidiary, nor the performance by GT Biopharma and the GT Biopharma Subsidiary of any of the covenants or obligations to be performed by GT Biopharma and the GT Biopharma Subsidiary hereunder, will result in any violation of any order, decree or judgment of any court or other governmental body, or statute or law applicable to GT Biopharma and the GT Biopharma Subsidiary, or in any breach of any terms or provisions of the Certificates of Incorporation or the Bylaws of GT Biopharma or the GT Biopharma Subsidiary, respectively, or constitute a default under any indenture, mortgage, deed of trust or other contract to which GT Biopharma and the GT Biopharma Subsidiary is a party or by which GT Biopharma and the GT Biopharma Subsidiary is bound.

3.5 Government Approvals. No consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by GT Biopharma and the GT Biopharma Subsidiary other than appropriate disclosure to the Securities and Exchange Commission and the filing of a Certificate of Merger with the Delaware Office of the Secretary of State.

3.6 Securities Filings; Financial Statements. GT Biopharma is obligated to file reports pursuant the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is current in the filing of all required reports (the "SEC Reports"). As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the SEC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contains any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Reports as of the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as applicable. The consolidated financial statements of GT Biopharma included in the SEC Reports fairly present in conformity in all material respects with GAAP applied on a consistent basis the consolidated financial position of GT Biopharma as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

3.7 Capitalization.

3.7.1 The authorized capital stock of GT Biopharma consists of 750,000,000 shares of Common Stock, $0.001 par value per share. After the completion of all merger contingencies including the GT Biopharma Stock Split, conversion of GT Biopharma Convertible Securities, the Financing and warrant exercise, the issued and outstanding capital stock of GT Biopharma is 32,343,658 shares of common stock and 1,513,548 shares of Series J Preferred Stock. Shares of Series J Preferred Stock are convertible into shares of common stock of GT Biopharma on a share for share basis, resulting in 33,857,206 issued and outstanding shares of capital stock of GT Biopharma on a Fully Diluted Basis. All issued and outstanding shares of common stock and preferred stock of GT Biopharma are hereinafter referred to as “Outstanding GT Biopharma Shares”. The Outstanding GT Biopharma Shares constitute the only outstanding shares of capital stock of GT Biopharma of any nature whatsoever. The Outstanding GT Biopharma Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer other than the transfer restrictions of Rule 144. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into capital stock of GT Biopharma, whether issued, unissued or held in its treasury. There are no treasury shares. At Closing, the GT Biopharma Shares to be issued to the Shareholders total 16,927,878 shares of common stock, which will represent 33% of the issued and outstanding shares of common stock of GT Biopharma, on a fully diluted basis after giving effect to the consummation of the Merger.

3.7.2 The authorized capital stock of the GT Biopharma Subsidiary consists of 1,000 shares of Common Stock, $0.001 par value per share, 100 of which are issued and outstanding and entirely owned by GT Biopharma (“Outstanding GT Biopharma Subsidiary Shares”). The Outstanding GT Biopharma Subsidiary Shares constitute the only outstanding shares of the capital stock of the GT Biopharma Subsidiary of any nature whatsoever, voting and non-voting. The Outstanding GT Biopharma Subsidiary Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the GT Biopharma Subsidiary, whether issued, unissued or held in its treasury. There are no treasury shares.

3.8 Subsidiaries. Except for Oxis Biotech, Inc., a Delaware corporation, and the GT Biopharma Subsidiary, neither GT Biopharma nor the GT Biopharma Subsidiary has any subsidiaries. Neither GT Biopharma nor the GT Biopharma Subsidiary owns five percent (5%) or more of the securities having voting power of any corporation other than Oxis Biotech, Inc., (or would own such securities in such amount upon the closing of any existing purchase obligations for securities). All references to GT Biopharma in this Agreement shall include an inherent reference to Oxis Biotech, Inc. even though it is not explicitly stated.

3.9 [Reserved].

3.10 Transferability of GT Biopharma Shares. The GT Biopharma Shares are qualified for trading on the OTCQB tier of the OTC Market under the symbol OXIS. The GT Biopharma Shares are restricted securities as defined in Rule 144 as promulgated under the Securities Act and may be traded pursuant to the restrictions of Rule 144, provided GT Biopharma timely files reports with the SEC as required by the Exchange Act and posts certain files on it corporate website.

3.11 Title to Properties and Assets. GT Biopharma does not presently own or lease real property other than its corporate headquarters. GT Biopharma has good and marketable title to all property reflected on its books and records as owned by it or otherwise required or used in the operation of its business, free and clear of all security interests or Encumbrances of any nature. Set forth in Section 3.11 of the GT Biopharma Disclosure Schedule is a list of property leased by GT Biopharma. Such improved real property or tangible personal property is in good operating condition and repair, and suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, ordinary wear and tear and ordinary repair, maintenance and periodic replacement.

3.12 Material Documents. Set forth in Section 3.12 of the GT Biopharma Disclosure Schedule is a complete list of all material documents to which GT Biopharma or the GT Biopharma Subsidiary is a party. All such documents listed in Section 3.12 of the GT

Biopharma Disclosure Schedule are valid and enforceable and copies of such material documents (or, with the consent of the Company, forms thereof) have been provided to the Company. Except as disclosed in Section 3.12 of the GT Biopharma Disclosure Schedule, neither GT Biopharma, the GT Biopharma Subsidiary nor any of the other parties thereto, is or will be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by GT Biopharma or the GT Biopharma Subsidiary, as the case may be, after the Closing Date as it was immediately prior thereto.

3.13 Intellectual Property. Except as set forth in Section 3.13 of the GT Biopharma Disclosure Schedule, neither GT Biopharma nor the GT Biopharma Subsidiary has any interest in and owns any domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by GT Biopharma or the GT Biopharma Subsidiary in the operation of its business (collectively, the “Intellectual Property”). There are no pending or threatened claims of infringement upon the GT Biopharma Intellectual Property or upon the rights to any intellectual property of others.

3.14 No Default. Except as set forth in Section 3.14 of the GT Biopharma Disclosure Schedule, neither GT Biopharma nor the GT Biopharma Subsidiary is in default under any provision of any contract, commitment, or agreement respecting GT Biopharma, the GT Biopharma Subsidiary or any of their respective assets to which GT Biopharma or the GT Biopharma Subsidiary is or are parties or by which they are bound.

3.15 Litigation. Except as set forth in Section 3.15 of the GT Biopharma Disclosure Schedule, there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against GT Biopharma or the GT Biopharma Subsidiary which relate to and could have a material adverse effect on the properties, business, assets or financial condition of GT Biopharma or the GT Biopharma Subsidiary or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of GT Biopharma or the GT Biopharma Subsidiary to perform their respective obligations under this Agreement or to carry out the transactions contemplated by this Agreement.

3.16 Absence of Pension Liability. Neither GT Biopharma nor the GT Biopharma Subsidiary has any liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees. The consummation of the transactions contemplated by this Agreement will not entitle any employee of GT Biopharma or the GT Biopharma Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee. Neither GT Biopharma nor the GT Biopharma Subsidiary have presently nor have they ever had any employee benefit plans and have no announced plan or legally binding commitment to create any employee benefit plans.

3.17 Compliance with Laws. GT Biopharma and the GT Biopharma Subsidiary have conducted and are continuing to conduct their respective businesses in compliance with, and are in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on either GT Biopharma, the GT Biopharma Subsidiary or their respective results of operations. Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations. The execution, delivery and performance of this Agreement by GT Biopharma and the GT Biopharma Subsidiary and the consummation by GT Biopharma and the GT Biopharma Subsidiary of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause an Encumbrance on any property used, owned or leased by GT Biopharma or the GT Biopharma Subsidiary to be created thereunder. There are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 3.17 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

3.18 Filings. GT Biopharma and the GT Biopharma Subsidiary have made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

3.19 Certain Activities. Neither GT Biopharma nor the GT Biopharma Subsidiary has, directly or indirectly, engaged in or been a party to any of the following activities:

3.19.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

3.19.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

3.19.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

3.19.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

3.19.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

3.19.6 Paying or reimbursing (including gifts) personnel of GT Biopharma or the GT Biopharma Subsidiary for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 2.23.1 through 2.23.5 above;

3.19.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

3.19.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

3.20 Employment Relations. GT Biopharma and the GT Biopharma Subsidiary are in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against either GT Biopharma or the GT Biopharma Subsidiary is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving either GT Biopharma or the GT Biopharma Subsidiary; no labor representation question exists respecting the employees of either GT Biopharma or the GT Biopharma Subsidiary; no grievance which might have an adverse effect upon either GT Biopharma or the GT Biopharma Subsidiary or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by either GT Biopharma or the GT Biopharma Subsidiary; and either GT Biopharma or the GT Biopharma Subsidiary has not experienced any material labor difficulty during the last three (3) years.

3.21 Insurance Coverage. The policies of fire, liability, workers' compensation or other forms of insurance of GT Biopharma and the GT Biopharma Subsidiary are described in Section 3.23 of the GT Biopharma Disclosure Schedule.

3.22 Certificates of Incorporation and Bylaws. Each of GT Biopharma and the GT Biopharma Subsidiary has heretofore delivered to the Company true, accurate and complete copies of their respective Certificates of Incorporation and Bylaws, together with all amendments to each of the same as of the date hereof.

3.23 Corporate Minutes. The minute books of each of GT Biopharma and the GT Biopharma Subsidiary provided to the Company at the Closing are the only such minute books and do and will contain, in all material respects, accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of their respective shareholders, Board of Directors through the Closing Date that are material to the operations and good standing of GT Biopharma. The stock records of each of GT Biopharma and the GT Biopharma Subsidiary delivered to the Company and the Shareholders at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of each of GT Biopharma and the GT Biopharma Subsidiary.

3.24 Default on Indebtedness. Except as set forth in Section 3.24 of the GT Biopharma Disclosure Schedule, neither GT Biopharma nor the GT Biopharma Subsidiary is in default under any evidence of indebtedness for borrowed money.

3.25 Agreements, Judgment and Decrees. Neither GT Biopharma nor the GT Biopharma Subsidiary is subject to any agreement, judgment or decree adversely affecting its or their ability to enter into this Agreement, to consummate the transactions contemplated herein.

3.26 Governmental Approvals. Except for filing of the Certificate of Merger with the Delaware Secretary of State and as set forth in Section 3.26 of the GT Biopharma Disclosure Schedule, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by GT Biopharma or the GT Biopharma Subsidiary.

3.27 Licenses, Permits and Required Consents. Each of GT Biopharma and the GT Biopharma Subsidiary has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits (“Authorizations”) materially necessary to the conduct of its business as currently conducted or proposed to be conducted. A list of such Authorizations is set forth in Section 3.27 of the GT Biopharma Disclosure Schedule attached hereto, true, correct and complete copies of which have previously been delivered to the Company. All Authorizations relating to the business of GT Biopharma or the GT Biopharma Subsidiary are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

3.28 Employment and Consulting Agreements. Except as set forth in Section 3.28 of the GT Biopharma Disclosure Schedule, neither GT Biopharma nor the GT Biopharma Subsidiary has any outstanding employment or consulting agreement, written or oral, with any employee or third party.

3.29 Completeness of Representations and Schedules; ; Delivery Via Upload to Dataroom. The GT Biopharma Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement. GT Biopharma’s obligation to deliver or make available any agreement or document to the Company under this Agreement shall have been satisfied if such agreement or document has been uploaded in an electronic data room to which the Company has access.

ARTICLE 4
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF GT BIOPHARMA AND THE GT BIOPHARMA SUBSIDIARY

The obligations of GT Biopharma and the GT Biopharma Subsidiary pursuant to this Agreement are, at the option of GT Biopharma and the GT Biopharma Subsidiary, subject to the fulfillment to GT Biopharma’s and the GT Biopharma Subsidiary’s reasonable satisfaction on or before the Closing Date of each of the following conditions:

4.1 Execution of this Agreement. The Company and the Shareholders have duly executed and delivered this Agreement to GT Biopharma, and all corporate action required to consummate the Merger and the transactions contemplated hereby shall have been duly and validly taken.

4.2 Representations and Warranties Accurate. All representations and warranties of the Shareholders and the Company contained in Article 2 of this Agreement shall have been true in all material respects as of the Closing Date.

4.3 Performance of the Company and Shareholders. The Company and the Shareholders shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them.

4.4 Tender of Company Shares. The Shareholders shall deliver to GT Biopharma all Company Shares free and clear of any Encumbrance, by surrendering and delivering the Certificates to GT Biopharma duly endorsed in blank.

4.5 Title. On or prior to the Closing Date, the Company shall deliver to GT Biopharma evidence that no Encumbrance has been recorded against any of the Company’s properties or assets other than has been disclosed in this Agreement or its schedules or disclosure statements.

4.6 Intellectual Property. All trademarks, trade names, service marks, licenses or other rights that the Company uses in connection with its business shall be free and clear of any encumbrances, controversies, infringement or other claims or obligations on the Closing Date.

4.7 Consent of Material Customers. Prior to Closing, the Company shall have obtained all approvals in connection with the transfer of the Company Shares by the Shareholders to GT Biopharma as may be required by any material contracts between the Company and any of its principal customers, and such approvals shall have been issued in written form and substance satisfactory to GT Biopharma and its counsel or GT Biopharma shall have waived such requirements.

4.8 Obligations to Third Parties. There shall be no loans or obligations outstanding from the Company to any third party, except those incurred in the ordinary course of business or as otherwise disclosed to GT Biopharma.

4.9 Outstanding Obligations to Employees. There shall be no outstanding claims, loans or obligations of the Company owed to any of their employees or officers, provided that GT Biopharma shall give notice to the Shareholders and the Company of its approval or withholding of approval of any claims, loans or obligations then known to GT Biopharma or before the Closing Date.

4.10 Approval of Plan of Merger. The Merger and the Certificate of Merger shall have been duly approved by the Board of Directors of the Company and the Shareholders pursuant to the Delaware Law.

4.11 Financial and Other Conditions. The Company shall have no material contingent or other liabilities connected with its business, except as disclosed on the Company Disclosure Schedule or which otherwise have been incurred in the ordinary course of business and have otherwise been disclosed to GT Biopharma.

4.12 Legal Prohibition; Regulatory Consents. On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement. Any required governmental or regulatory consents shall have been obtained.

4.13 [Reserved].

4.14 No Adverse Change. There shall not have occurred any material adverse change in the assets, business, condition or prospects of the Company.

4.15 Employment and Consulting Agreements. The Company shall have executed employment agreements, substantially in the forms attached hereto as Exhibits D-1, D-2 and D-3 (each, an “Employment Agreement”) with Anthony Cataldo as Executive Chairman, Steven Weldon as CFO and Kathleen Clarence-Smith as CEO. GT Biopharma and the Company shall have executed a consulting agreement, substantially in the form attached hereto as Exhibit D-4 (the “Consulting Agreement”) with Mark J. Silverman.

ARTICLE 5
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders under this Agreement are, at the option of the Company or the Shareholders, subject to the fulfillment to the reasonable satisfaction of the Company and the Shareholders on or before the Closing Date of each of the following conditions:

5.1 Execution and Approval of Agreement. GT Biopharma and the GT Biopharma Subsidiary shall have duly executed and delivered this Agreement to the Company and the Shareholders and all corporate action required to consummate the Merger and the transactions contemplated hereby shall have been duly and validly taken.

5.2 GT Biopharma Shares. The GT Biopharma Shares received by the Shareholders shall be free and clear of any Encumbrance, except as may be imposed pursuant to the Securities Act.

5.3 Employment and Consulting Agreements. GT Biopharma shall have executed each Employment Agreement and the Consulting Agreement.

5.4 Election to Board. Kathleen Clarence-Smith shall have been elected to the GT Biopharma’s Board of Directors.

5.5 Representations and Warranties. The representations and warranties of GT Biopharma and the GT Biopharma Subsidiary in Article 3 of this Agreement or in any document, statement, list or certificate furnished pursuant hereto shall be true and correct as of the Closing Date.

5.6 No Material Liabilities. GT Biopharma shall have no material contingent or other liabilities connected with its business, except as disclosed in its financial statements or which otherwise have been disclosed or incurred in the ordinary course of business.

5.7 Approval of Plan of Merger. The Merger and the Certificate of Merger shall have been duly approved by GT Biopharma as the sole shareholder of the GT Biopharma Subsidiary and by the Board of Directors of GT Biopharma pursuant to Delaware Law.

5.8 Securities Filings. GT Biopharma shall have filed all required periodic reports under the Securities Exchange Act of 1934 (the “Exchange Act”) and shall have made all other such filings with the Securities and Exchange Commission and state securities regulators as may be required by applicable state and federal law.

5.9 Governmental Proceedings. No action or proceeding before any court or other governmental body shall be instituted which prohibits or invalidate the transaction, or threatens to prohibit or invalidate the transaction, or which may affect the right of the Shareholders to own the Company Shares or to operate or control GT Biopharma or the Surviving Company after the Closing Date.

5.10 Financing. GT Biopharma shall have consummated an equity financing with net cash proceeds to GT Biopharma of $3,000,000 or more (the “Financing”).

5.11 Legal Prohibition; Regulatory Consents. On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement. Any required governmental or regulatory consents shall have been obtained.

5.12 Conversion of GT Biopharma Convertible Securities. All of the GT Biopharma Convertible Securities shall have been exchanged or converted into GT Biopharma shares of common stock.

5.13 Evidence of Ownership of GT Biopharma Shares. GT Biopharma shall have delivered evidence, in form reasonably acceptable to the Shareholders, of the Shareholders’ ownership of the GT Biopharma Shares, as of the Closing.

5.15 GT Biopharma Stock Split. GT Biopharma shall have delivered evidence that it has taken all necessary corporate action to effectuate the GT Biopharma Stock Split and that the GT Biopharma Stock Split has occurred.

5.16  Officer’s Certificate. GT Biopharma shall have delivered an officer’s certificate attesting to the genuineness and completeness of the documents evidencing the conditions precedent contained in Section 5.10, Section 5.12, and Section 5.15 of this Agreement.

ARTICLE 6 SURVIVAL AND OTHER ITEMS
6.1 Survival of Representations, Warranties and Certain Covenants. The
representations and warranties made by the parties in this Agreement and all of the covenants of the parties in this Agreement (except for the covenants set forth in Annex A, which shall survive in accordance with Section 1.14 thereof) shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on the twelve month anniversary of the Closing Date. Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief on or before the twelve month anniversary of the Closing Date.

6.2 [Reserved].

6.3 Attorney Fees. Notwithstanding any of the other provisions hereof, in the event of litigation with respect to the interpretation or enforcement of this Agreement or any provisions hereof, the prevailing party in any such matter shall be entitled to recover from the other party their or its reasonable costs and expense, including reasonable attorneys’ fees, incurred in such litigation. For purposes of this Agreement, a party shall be deemed to be the prevailing party only if such party (A)(i) receives an award or judgment in such arbitration and/or litigation for more than 50% of the disputed amount involved in such matter, or (ii) is ordered to pay the other party less than 50% of the disputed amount involved in such matter or (B)(i) succeeds in having imposed a material equitable remedy on the other party (such as an injunction or order compelling specific performance), or (ii) succeeds in defeating the other party’s request for such an equitable remedy.

ARTICLE 7
CERTAIN COVENANTS OF THE PARTIES

7.1 D&O Insurance. GT Biopharma shall maintain in effect, from a financially sound and reputable insurer, Directors and Officers liability insurance (the “D&O Insurance”) in an amount, with a carrier and upon other terms and conditions approved by Kathleen Clarence- Smith. The D&O Insurance shall not be cancelable by GT Biopharma without prior approval by its board of directors, including an affirmative vote of Kathleen Clarence-Smith. GT Biopharma shall annually, within ninety (90) days after the end of each fiscal year, deliver to each of its directors a certification that the D&O Insurance remains in effect.

7.2 Expenses and Fees. GT Biopharma shall be solely responsible for all costs and expenses (including legal expenses, accounting expenses and brokers or finders fees and expenses) incurred by all parties to this Agreement, and the costs and expenses of its affiliates, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. No other party shall have any obligation for paying such expenses or costs of any other party.

7.3 Public Announcements. The parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any party without the prior written consent of GT Biopharma and the Company (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable laws, in which case the person required to make the release, announcement or disclosure shall allow GT Biopharma or the Company, as applicable, reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; provided, however, that no notice is required if the disclosure is determined by the GT Biopharma’s legal counsel to be required under federal or state securities laws or exchange regulation applicable to GT Biopharma.

7.4 Operations Pending Closing. Each of the Company, on one hand, and GT Biopharma and the GT Biopharma Subsidiary, on the other hand, covenants that from the date hereof through the Closing Date, except as otherwise provided in this Agreement; or with the prior written consent of the other parties, which shall not be unreasonably withheld or delayed, shall:

7.4.1 not undertake any transactions or enter into any contracts, commitments or arrangements other than in the ordinary course of business, use its good faith efforts to preserve the present business and organization of such party, and to preserve the goodwill of others having business relationships with such party;

7.4.2 not enter into, renew, extend, modify, terminate, waive or diminish any right under any material lease, contract or other instrument, except in the ordinary course of business;

7.4.3 not allow any of such parties’ assets or properties to become subject to any Encumbrance that does not exist as of the date of this Agreement, except in the ordinary course of business;

7.4.4 maintain such party’s existing insurance coverages, subject to variations in amounts in the ordinary course of business;

7.4.5 not declare or make any dividends or distributions; and

7.4.6 not amend the organizational documents of such party.

7.5 [Reserved].

7.6 Further Assurances. Each of the parties hereto shall, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to complete the transactions contemplated in this Agreement. After the Closing Date, each party shall use its good faith efforts to assure that any necessary third party shall execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving each party the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated in this Agreement.

7.7 Actions of the Parties.

7.7.1 No Actions Constituting a Breach. From the date hereof through the Closing Date, neither the Company will take or knowingly permit to be done any action in the conduct of the business of the Company, nor will GT Biopharma or the GT Biopharma Subsidiary take any action, which would be in breach of its obligations herein, and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.

7.7.2 Notification of Breaches. From the date hereof through the Closing Date, each party will promptly notify the other parties in writing if any such Party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement. During the same period, each party will promptly notify the other parties of the occurrence of any breach of any covenant of such party in this Article VIII.

7.8 Compliance With Conditions. Each party hereto agrees to cooperate fully with each other party and shall use its good faith efforts to cause the conditions precedent for which such Party is responsible to be fulfilled. Each party hereto further agrees to use its good faith efforts to consummate this Agreement and the transactions contemplated in this Agreement as promptly as possible.

7.9 Risk of Loss. The risk of loss or destruction of all or any part of the Company’s properties or assets prior to the Closing Date from any cause (including, without limitation, fire, theft, acts of God or public enemy) shall be upon the Company. Such risk shall be upon GT Biopharma if such loss occurs after the Closing Date.

7.10 No Solicitation. The parties recognize that the parties will expend considerable money, resources and time performing their respective due diligence reviews. Accordingly, none of the Company, the Shareholders and GT Biopharma shall, and each shall cause their respective affiliates not to, directly or indirectly, solicit or encourage the initiation or submission of interest, offers, fund raising term sheets, inquiries or proposals (or consider or entertain any of the foregoing) from any person or entity (including, without limitation, by way of providing any non-public information concerning any entity or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to fund or acquire, license, or lease (i) all or any portion of any entity’s business or assets (including, without limitation its intellectual property), or (ii) all or any portion of any entity’s capital stock, membership interest or other securities, in each case whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, purchase of shares or membership interest, lease, license or otherwise (any of the foregoing, a “Competing Transaction”). Each of the Company, the Shareholders and GT Biopharma shall, and shall cause their respective affiliates to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions in connection with this Agreement) relating to a possible Competing Transaction, and shall promptly provide the other parties with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by the Company, the Shareholders, GT Biopharma or by any of the Company Representatives or the GT Biopharma Representatives, as applicable, from any person, which notice shall contain the identity of such person or entity and the nature of the proposal. Without limiting the generality of the foregoing, the Financing shall not be considered a Competing Transaction.

ARTICLE 8 REGISTRATION RIGHTS

Registration rights granted to each Shareholder by GT Biopharma with respect to the GT Biopharma Shares are set forth in Annex A attached hereto, which is incorporated herein by reference and made part of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1 Termination.

9.1.1 General. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing: (i) by the mutual written consent of the parties; or (ii) by written notice from either party in the event of a material breach of this Agreement by the other party; provided that the party wishing to terminate this Agreement has notified the other parties in writing of such breach and such breach has continued without cure for a period of thirty (30) calendar days after the notice of breach, subject to the provisions of Section 1.3, "Closing," of this Agreement.

9.1.2 Effect of Termination. If any party terminates this Agreement pursuant to this Article 8, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the others except for such damages arising out of, related to, or in connection with, breaches of representations, warranties, covenants, or agreements which shall have occurred prior to such termination. Except, as set forth in the immediately preceding sentence, this Section shall not be deemed to release any party from any liability for any breach by such party of the representations, warranties, covenants or agreements which shall have occurred prior to such termination.

9.2 Binding Agreement. The parties covenant and agree that this Agreement, when executed and delivered by the parties, will constitute a legal, valid and binding agreement between the parties and will be enforceable in accordance with its terms.

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors. This Agreement cannot be assigned without the consent of the Company.

9.4 Entire Agreement. This Agreement and its exhibits and schedules constitute the entire contract among the parties hereto with respect to the subject matter thereof, superseding all prior communications and discussions and no party hereto shall be bound by any communication on the subject matter hereof unless such is in writing signed by any necessary party thereto and bears a date subsequent to the date hereof. The exhibits and schedules shall be construed with and deemed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Information set forth in any exhibit, schedule or provision of this Agreement shall be deemed to be set forth in every other exhibit, schedule or provision of this Agreement and therefore shall be deemed to be disclosed for all purposes of this Agreement.

9.5 Modification. This Agreement may be waived, changed, amended, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, amendment, discharge or termination is sought.

9.6 Notices. All notices, requests, demands and other communications shall be deemed to have been duly given three (3) days after postmark of deposit in the United States mail, if mailed, certified or registered mail, postage prepaid:

If to the Company or the Shareholders:

Kathleen Clarence-Smith
c/o KM Pharmaceutical Consulting LLC Suite 520
1825 K Street NW Washington, DC 20006
E-mail: kcs@gt-pharmaceuticals.com

Mark Silverman 224 22nd St.
Santa Monica, CA 90402
E-mail: Mark@carecast.com

Richard Dulik
10507 Cambridge Ct. Great Falls, VA 22066
E-mail: rickpd@attglobal.net With copy to:
Pillsbury Winthrop Shaw Pittman LLP 1650 Tysons Blvd, Suite 1400
McLean, VA 22102
Attention: Steven L. Meltzer Facsimile No.: (703) 770-7901
Telephone No.: (703) 770-7900
E-mail: steven.meltzer@pillsburylaw.com

If to GT Biopharma or the GT Biopharma Subsidiary:

GT Biopharma, Inc.
100 South Ashley Drive, Suite 600
Tampa, FL 33602 Attention: Steven Weldon

With a copy to:

Gary R. Henrie
P.O. Box 107
315 Kimball’s Garden Circle Nauvoo, IL 62354

or to such other address as any party shall designate to the other in writing. The parties shall promptly advise each other of changes in addresses for such notices.

9.7 Choice of Law and Jurisdiction. This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Delaware. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Paragraph 8.6, “Notices,” such service to become effective ten (10) days after such mailing.

9.8 Severability. If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but, in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein. Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

9.9 Other Documents. The parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the intent of this Agreement.

9.10 Headings and the Use of Pronouns. The section headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement. All pronouns and any variations thereof and other words, as applicable, shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or matter may require.

9.11 Time is of the Essence. Time is of the essence of this Agreement.

9.12 No Waiver and Remedies. No failure or delay on a party’s part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a party of a right or remedy hereunder preclude any other or further exercise. No remedy or election hereunder shall be deemed exclusive but it shall, wherever possible, be cumulative with all other remedies in law or equity.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14 Further Assurances. Each of the parties hereto shall use commercially practicable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any consents necessary for the performance of such party’s obligations hereunder) and to consummate the transactions contemplated hereby, and shall execute and deliver such further instruments and provide such documents as are necessary to effect this Agreement.

9.15 Rules of Construction. The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party have been represented by counsel in the drafting and negotiation of this Agreement.

9.16 Third Party Beneficiaries. Each party hereto intends this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: GEORGETOWN TRANSLATIONAL PHARMACEUTICALS, INC., a Delaware corporation By: /s/ Kathleen Clarence-Smith Kathleen Clarence-Smith Its: CEO	GT BIOPHARMA: GT BIOPHARMA, INC., a Delaware corporation By: /s/ Anthony Cataldo Anthony Cataldo Its: CEO
SHAREHOLDERS: /s/ Kathleen Clarence-Smith Kathleen Clarence-Smith /s/Mark J. Silverman Mark J. Silverman /s/Richard P. Dulik Richard P. Dulik	GT BIOPHARMA SUBSIDIARY: GT BIOPHARMA MERGER, CO., a Delaware corporation By: /s/ Steven Weldon Steven Weldon Its: President
[Signature Page to Agreement and Plan of Merger]

ANNEX A

 Shareholders’ Registration Rights

1.1 Registration of GT Biopharma Shares. At the election of the Shareholders, which shall not be made prior to the six (6)-month anniversary of the Closing Date, GT Biopharma shall file a registration statement under the Securities Act, necessary to register and facilitate the sale of the GT Biopharma Shares, for sale by any and all Shareholders in full compliance with the Securities Act.

1.2 Piggyback Registration.

(a) If GT Biopharma shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration pursuant to Section 1.1 or 1.3 of this Annex A, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, or a registration relating solely to a Rule 145 transaction, GT Biopharma shall:

(i) promptly give to each Shareholder written notice thereof; and

(ii) use commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.2(b) of this Annex A, and in any underwriting involved therein, all the GT Biopharma Shares specified in a written request or requests, made by any Shareholder and received by GT Biopharma within ten (10) days after the written notice from GT Biopharma described in clause (i) above is given by GT Biopharma. Such written request may specify all or a part of a Shareholder’s GT Biopharma Shares.

(b) If the registration of which GT Biopharma gives notice is for a registered public offering involving an underwriting, GT Biopharma shall so advise the Shareholders as a part of the written notice given pursuant to Section 1.2(a)(i) of this Annex A. In such event, the right of any Shareholder to include GT Biopharma Shares in such registration pursuant to this Section 1.2 shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s GT Biopharma Shares in the underwriting to the extent provided herein. All Shareholders proposing to distribute their securities through such underwriting shall (together with GT Biopharma Shares and any other stockholders of GT Biopharma distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by GT Biopharma.

(c) Notwithstanding any other provision of this Section 1.2, if the representative of the underwriters advises GT Biopharma that marketing factors require a limitation on the number of securities sold other than by GT Biopharma, the representative may (subject to the limitations set forth below) exclude all GT Biopharma Shares from, or limit the number of GT Biopharma Shares to be included in, the registration and underwriting. GT Biopharma may limit, to the extent so advised by the underwriters, the amount of securities to be included in the registration by GT Biopharma’s stockholders (including the Shareholders); provided, however, that the number GT Biopharma Shares to be included in such registration by GT Biopharma’s stockholders (including the Shareholders) may not be so reduced to less than twenty-five percent (25%) of the total number of all securities included in such registration. GT Biopharma shall so advise all holders of securities requesting registration, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated first to GT Biopharma for securities being sold for its own account and thereafter as set forth in Section 1.11 of this Annex A. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from GT Biopharma or the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If securities are so withdrawn from the registration and if the number of securities to be included in such registration was previously reduced as a result of marketing factors, GT Biopharma shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of securities so withdrawn, with such securities to be allocated among the persons requesting additional inclusion in accordance with Section 1.11 of this Annex A. To facilitate the allocation of securities in accordance with the above provisions, GT Biopharma or the underwriter(s) may round the number of securities allocated to any Shareholder to the nearest 100 shares.

(d) Right to Terminate Registration. GT Biopharma shall have the right to terminate or withdraw any registration initiated by it under this Section 1.2 prior to the effectiveness of such registration whether or not any Shareholder has elected to include securities in such registration.

1.3 Registration on Form S-3.

(a) After GT Biopharma has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Annex A, each Shareholder shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of GT Biopharma Shares to be disposed of and the intended methods of disposition of such securities by such Shareholder); provided, however, that GT Biopharma shall not be obligated to effect any such registration:

(i) if such Shareholder, together with the holders of any other securities of GT Biopharma entitled to inclusion in such registration, propose to sell GT Biopharma Shares and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $250,000; or

(ii) in a given twelve (12) month period, after GT Biopharma has effected one (1) such registration in any such period.

(b) If a request complying with the requirements of Section 1.3(a) of this Annex A is delivered to GT Biopharma, GT Biopharma shall (i) within ten (10) days of receipt thereof, give written notice of the proposed registration to all other Shareholders; and (ii) as soon as practicable, and in any event within sixty (60) days of receipt of such request, file a registration statement covering such GT Biopharma Shares of the initiating Shareholder as are specified in such request, together with the GT Biopharma Shares of other any other Shareholders joining in such request as are specified in a written request received by GT Biopharma within ten (10) days after such written notice from GT Biopharma is given, and use commercially reasonable efforts to effect such registration.

1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.1, 1.2 or 1.3 of this Annex A shall be borne by GT Biopharma; provided, however, that GT Biopharma shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.3 of this Annex A if the registration request is subsequently withdrawn at the request of the Shareholders of a majority of the GT Biopharma Shares to be registered or because a sufficient number of Shareholders shall have withdrawn so that the minimum offering conditions set forth in Section 1.3 of this Annex A are no longer satisfied (in which case all participating Shareholders shall bear such expenses pro rata among such Shareholders based on the number of GT Biopharma Shares requested to be so registered), unless the Shareholders of a majority of the GT Biopharma Shares agree to forfeit their right to a demand registration pursuant to Section 1.3 of this Annex A; provided, further, however, that if such withdrawal occurs prior to the date the registration statement shall have become effective and is based upon material adverse information relating to GT Biopharma that is different from the information known to the Shareholders requesting registration at the time of their request for registration under Section 1.3 of this Annex A, such registration shall not be treated as a counted registration for purposes of Section 1.3 of this Annex A, even though the Shareholders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of securities so registered on their behalf.

1.5 Registration Procedures. In the case of each registration effected by GT Biopharma pursuant to Section 1.1, 1.2 or 1.3 of this Annex A, GT Biopharma will keep each Shareholder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, GT Biopharma shall use commercially reasonable efforts to:

(a) Keep such registration effective for a period of one hundred twenty
(120) days or until the Shareholder or Shareholders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that
(i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Shareholder refrains from selling any securities included in such registration at the request of an underwriter of common stock (or other securities) of GT Biopharma; and (ii) in the case of any registration of GT Biopharma Shares on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with rules of the Securities and Exchange Commission, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such GT Biopharma Shares are sold;

(b) Prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish such number of copies of a prospectus, including a preliminary prospectus, and any Free Writing Prospectus, including any amendments or supplements thereto, and other documents incident thereto, as a Shareholder from time to time may reasonably request in order to facilitate the distribution of such Shareholder’s GT Biopharma Shares;

(d) Notify each seller of GT Biopharma Shares covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of GT Biopharma) relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of GT Biopharma) as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e) Cause all such GT Biopharma Shares registered hereunder to be listed on each securities exchange on which similar securities issued by GT Biopharma are then listed;

(f) Provide a transfer agent and registrar for all GT Biopharma Shares registered pursuant to such registration statement and a CUSIP number for all such GT Biopharma Shares, in each case not later than the effective date of such registration;

(g) In connection with any underwritten offering pursuant to a registration statement filed pursuant to this Annex A, GT Biopharma will enter into an underwriting agreement reasonably necessary to effect the offer and sale of its common stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions;

(h) Furnish, at the request of any Shareholder requesting registration of GT Biopharma Shares pursuant to this Annex A, on the date that such GT Biopharma Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Annex A, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing GT Biopharma for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Shareholders requesting registration of GT Biopharma Shares and (ii) a letter dated such date, from the independent certified public accountants of GT Biopharma, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Shareholders requesting registration of GT Biopharma Shares; and

(i) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Shareholders, provided that GT Biopharma shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

1.6 Indemnification. GT Biopharma will indemnify each Shareholder and each of his or her legal counsel, and accountants against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by GT Biopharma of the Securities Act, any state or other securities laws or any rule or regulation thereunder applicable to GT Biopharma and relating to action or inaction required of GT Biopharma in connection with any such registration, qualification, or compliance, and will reimburse each such Shareholder and each of his or her legal counsel, and accountants for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that GT Biopharma will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to GT Biopharma by such Shareholder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of GT Biopharma (which consent has not been unreasonably withheld).

1.7 Information by Shareholders. Each Shareholder of GT Biopharma Shares shall furnish to GT Biopharma such information regarding such Shareholder and the distribution proposed by such Shareholder as GT Biopharma may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Annex A.

1.8 Limitations on Subsequent Registration Rights. After the date of this Agreement, GT Biopharma shall not, without the prior written consent of Shareholders of a majority of the GT Biopharma Shares, enter into any agreement with any holder or prospective holder of any securities of GT Biopharma giving such holder or prospective holder any registration rights the terms of which are more favorable than or on parity with the registration rights granted to the Shareholders hereunder, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities would not reduce the number of GT Biopharma Shares included by the Shareholders.

1.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission that may permit the sale of the GT Biopharma Shares to the public without registration, GT Biopharma agrees to use commercially reasonable efforts to:

(a) Make and keep public information regarding GT Biopharma available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by GT Biopharma for an offering of its securities to the general public;

(b) File with the Securities and Exchange Commission in a timely manner all reports and other documents required of GT Biopharma under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Shareholder owns any GT Biopharma Shares, furnish to the Shareholder forthwith upon written request a written statement by GT Biopharma as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety
(90) days following the effective date of the first registration statement filed by GT Biopharma for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of GT Biopharma, and such other reports and documents so filed as a Shareholder may reasonably request in availing itself of any rule or regulation of the Securities and Exchange Commission allowing a Shareholder to sell any such securities without registration.

1.10 Transfer or Assignment of Registration Rights. The rights to cause GT Biopharma to register securities granted to a Shareholder by GT Biopharma under this Annex A may be transferred or assigned by a Shareholder only to (a) a transferee or assignee of GT Biopharma Shares previously held by such Shareholder; or (b) a Family Member of such Shareholder or a trust for the benefit of such Shareholder or Family Member; provided, however, that in each such case GT Biopharma is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned.

1.11 Allocation of Registration Opportunities. Except as otherwise provided in this Annex A, in any circumstance in which all of the GT Biopharma Shares requested to be included in a registration on behalf of the Shareholders cannot be so included as a result of limitations in the aggregate number of GT Biopharma Shares that may be so included, the number of GT Biopharma Shares shall be excluded by excluding GT Biopharma Shares, pro rata on the basis of the number of GT Biopharma Shares held by such Shareholders, until the aggregate number of GT Biopharma Shares may be included in such registration. If any Shareholder does not request inclusion of the maximum number of GT Biopharma Shares allocated to such person pursuant to the above described formula, the remaining portion of such person’s allocation shall be reallocated among those requesting Shareholders whose allocations did not satisfy their requests, pro rata on the same basis as described above, and this procedure shall be repeated until all of the

GT Biopharma Shares that may be included in such registration on behalf of the Shareholders have been so allocated.

1.12  “Market Stand-Off” Agreement.

(a) Each Shareholder agrees that such Shareholder shall not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging of similar transaction with the same economic effect as a sale of, any common stock (or other securities) of GT Biopharma held by such Shareholder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the initial registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or GT Biopharma shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). The foregoing provisions of this Section 1.12 shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Shareholders if all then current officers and directors and greater than one percent (1%) stockholders of GT Biopharma enter into similar agreements. The underwriters in connection with any public offering subject to the provisions of this Section 1.12 are intended third party beneficiaries of this Section 1.12 and shall have the right to enforce the provisions hereof as though they were a party hereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by GT Biopharma or the underwriters shall apply to all Shareholders subject to such agreements pro rata based on the number of securities subject to such agreements, unless waived by the Shareholders of a majority of the GT Biopharma Shares.

(b) The obligations described in this Section 1.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. GT Biopharma may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the applicable periods. Each Shareholder agrees to execute a market standoff agreement with the underwriters in customary form consistent with the provisions of this Section 1.12.

1.13 Delay of Registration. No Shareholder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Annex A.

1.14 Survival. This Annex A shall survive the execution and delivery of this Agreement and the Closing Date and shall remain in full force and effect so long as any Shareholder and/or his or her permitted assigns hold any GT Biopharma Shares.

1.15 Definitions. For purposes of this Annex A:

(a) “Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(b) “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Securities Act.

(c) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for GT Biopharma, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, and fees and disbursements of one special counsel for the Shareholders (not to exceed $50,000), but shall not include Selling Expenses and the compensation of regular employees of GT Biopharma, which shall be paid in any event by GT Biopharma.

(d) “Rule 145” shall mean Rule 145 as promulgated by the Securities and Exchange Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Securities and Exchange Commission.

Other capitalized terms used but not defined in this Annex A shall have the meaning given to them in the Agreement.

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

[attached.]

STATE OF DELAWARE CERTIFICATE OF MERGER OF
GT BIOPHARMA MERGER, CO. WITH AND INTO
GEORGETOWN TRANSLATIONAL PHARMACEUTICALS, INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Georgetown Translational Pharmaceuticals, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is GT Biopharma Merger, Co., a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the DGCL.

THIRD: The name of the surviving corporation is Georgetown Translational Pharmaceuticals, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The Agreement and Plan of Merger is on file at 1825 K Street NW, Suite 510, Washington, DC 20006, the place of business of the surviving corporation.

SEVENTH: A copy of the executed Agreement and Plan of Merger will be furnished by the corporation on request, without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, said surviving corporation has caused this Certificate of Merger to be executed by its duly authorized officer, this first day of September, 2017.

GEORGETOWN TRANSLATIONAL PHARMACEUTICALS, INC.

By: /s/ Kathleen Clarence-Smith
Name: Kathleen Clarence-Smith
Title: Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF MERGER